Exhibit 10.11

SEVERANCE AGREEMENT

J. George Mikelsons (‘Mikelsons”) and ATA Holdings Corp. (“ATA Holdings”), together with ATA Holdings’ subsidiaries ATA Airlines, Inc. (“ATA Airlines”), Ambassadair Travel Club, Inc., ATA Leisure Corp., Amber Travel, Inc., American Trans Air Execujet, Inc., ATA Cargo, Inc., and C8 Airlines, Inc. (collectively, ATA Airlines and the other subsidiaries of ATA Holdings identified above shall be referred to as the “ATA Subsidiaries” and ATA Holdings and the ATA Subsidiaries collectively shall be referred to as the “ATA Group”), hereby execute this Severance Agreement (“Agreement”) as of the 31st of August, 2005 and agree as follows:

1.           Employment History, Retirement and Termination. Mikelsons has been employed by ATA Holdings or ATA Airlines or their predecessor entities and their affiliated entities respectively since 1973. Mikelsons wishes to retire. This Agreement provides for (i) the termination of Mikelsons’s employment as President and Chief Executive Officer of ATA Holdings, (ii) Mikelsons’ resignation as an officer and/or as the sole member of the Board of Directors of each member of the ATA Subsidiaries, respectively, and (iii) the retirement and resignation of Mikelsons from the position of Chairman of the Board of ATA Holdings. Mikelsons hereby retires from and resigns, effective as of 5:00p.m., Indianapolis time, on August 31, 2005 (the “Severance Date”), as (i) the President and Chief Executive Officer of ATA Holdings and (ii) an officer and/or member of the Board of Directors of each member of the ATA Subsidiaries, with Mikelsons being relieved of all employment duties and performance obligations effective as of the Severance Date. After the Severance Date, Mikelsons shall continue to serve as non-executive Chairman of the Board of ATA Holdings until the earlier of the “Effective Date” (as defined therein) of a confirmed plan of reorganization of the ATA Group or December 31, 2005 (“Chair Retirement Date”), and in such capacity as non-executive Chairman of the Board, Mikelsons shall not be an employee of ATA Holdings. During the period that Mikelsons is serving as non-executive Chairman of the Board, he shall be entitled to and receive the same rights and privileges as all other members of the Board of Directors of ATA Holdings, including, but not limited to, and to the extent such exist, directors fees and indemnification and coverage under the directors and officers liability insurance policies of each member of the ATA Group, provided that any such directors fees may be no more than any other director receives in the same period and in no event exceed the aggregate of $10,000. On the Chair Retirement Date, Mikelsons shall retire from his position as Chairman of the Board of ATA Holdings and resign from such Board.

2.           Authority. ATA Holdings and each member of the ATA Subsidiaries, respectively, is the subject of a case under chapter 11 of the United States Bankruptcy Code pending in the United States Bankruptcy Court, Southern District of Indiana, Indianapolis Division (the “Bankruptcy Court”), jointly administered under case number 04-19866. The parties agree and acknowledge that this Agreement is being entered into pursuant to an Order of the Bankruptcy Court dated August 25, 2005, approving generally the terms of this

Agreement (the “Order”) and (ii) the counsel for the Official Committee of Unsecured Creditors appointed in the chapter 11 cases of the ATA Group, shall have the right to review the terms hereof to confirm that such terms are consistent with the Order.

3.           Voluntary Agreement.   Mikelsons, ATA Holdings and each of the ATA Subsidiaries, respectively, desire to resolve any and all claims and disputes or issues which have arisen or could arise concerning Mikelsons’s employment with or service for the ATA Group and the termination of that employment and service. To accomplish such a resolution, they have voluntarily entered into this Agreement. Each member of the ATA Group, respectively, expressly agrees and acknowledges that its obligations, including, without limitation, the obligations to pay the Severance Benefit and the Non-Compete Payments, as each is defined herein, shall in no way depend on the continued existence, operation or solvency of any other member of the ATA Group.

4.           Salary and Vacation Benefits.   The ATA Group will pay Mikelsons any and all salary payments and any earned, but unused, vacation benefits (“Vacation Payment”) to which Mikelsons is entitled up to and including the Severance Date, less all customary payroll withholdings, including deductions for federal, state and local taxes. The Vacation Payment, if any, will be paid to Mikelsons on the first regular payroll date following the Severance Date.

5.           Confirmation of Receipt of Salary and Benefits.   Mikelsons has received or will receive all wages, salary payments and earned, but unused, vacation benefits and bonuses which were or are due and payable to Mikelsons by any member of the ATA Group on or prior to the Severance Date or the first pay date after the Severance Date.   Except for the salary payments and Vacation Payment provided for in Section 4 of this Agreement and the additional compensation and considerations provided for in Section 6 of this Agreement, Mikelsons shall not be entitled to payment by any member of the ATA Group of any additional amounts for wages, salary, vacation benefits or bonuses.

6.           Additional Considerations.   In consideration of Mikelsons’ service to the ATA Group and execution of and compliance with the terms of this Agreement, and in full payment of any remaining obligations of the ATA Group to Mikelsons (other than as set forth in or contemplated by this Agreement, the Non-Compete Agreement (as hereinafter defined) and the respective Articles of Incorporation and by-laws of each member of the ATA Group), the ATA Group agrees to provide to Mikelsons, and Mikelsons agrees to accept, the following additional payments and benefits:

a.     As of the Severance Date, the ATA Group shall pay to Mikelsons severance pay (the “Severance Benefit”) in the aggregate gross sum of $650,000, less the amount of applicable federal and state withholding and employment taxes, payable on fixed bi-weekly terms over a period of one year beginning two weeks following the Severance Date (the “Severance Period”). The Severance Benefit shall be deemed fully earned on the Severance Date and shall not be affected in the event of Mikelsons’ death prior to the end of the Severance Period and shall continue to be paid to Mikelsons’ designees

(however such designees may be designated, whether by will, trust or testamentary or other instrument) in accordance with the above payment schedule until paid in full.

b.    Concurrent with the execution of this Agreement, Mikelsons shall execute an appropriate confidentiality and non-competition agreement (“Non-Compete Agreement”) for a two-year period to commence at the end of the Severance Period (the “Non- Compete Term”). As consideration to Mikelsons for the Non-Compete Agreement, ATA Holdings, ATA Airlines and each other member of the ATA Group shall pay to Mikelsons the annual aggregate gross sum of $200,000, payable quarterly (collectively, the “Non-Compete Payments”) for each year of the Non-Compete Term. The Non- Compete Payments shall be paid to Mikelsons, in accordance with and subject to the terms of the Non-Compete Agreement, beginning September 1, 2006 and on each December 1, March 1, June 1 and September 1 thereafter until paid in full. All Non-Compete Payments shall be paid as a credit against the JGM Obligations (as defined in Section 12 hereof). The Non-Compete Payments shall be deemed fully earned in the event of Mikelsons’ death during the Non-Compete Term, with any remaining Non-Compete Payments owed to Mikelsons to be aggregated and applied to the JGM Obligations (as hereinafter defined).

c.     Mikelsons and his spouse, Muriel Mikelsons (“Mrs. Mikelsons”) shall receive lifetime positive space travel on each airline operated by any member of the ATA Group and successors thereto. No member of the ATA Group shall have any liability to reimburse Mikelsons for income or other taxes arising from, or payable by, Mikelsons or Mrs. Mikelsons by reason of this benefit or its utilization. Mikelsons agrees that he will not resell or permit to be resold by Mrs. Mikelsons any flight passes or tickets issued pursuant to this benefit.

d.    From and after the Severance Date, upon their respective requests, Mikelsons and Mrs. Mikelsons may receive a distribution of their vested 401(k) plan benefits, respectively, subject to the terms of such plan.

e.     After the Severance Date and pursuant to its terms, Mikelsons at his expense may convert the MetLife group term life insurance policy provided by one or more members of the ATA Group into a personal policy;

f.      After the Severance Date, the ATA Group agrees to continue to include Mikelsons and Mrs. Mikelsons among the individuals covered in any health insurance plans offered by the ATA Group at their requests respectively, provided that (i) the inclusion of Mikelsons and Mrs. Mikelsons, respectively, is permissible under such plans; (ii) Mikelsons and Mrs. Mikelsons, respectively, reimburse the ATA Group no less frequently than monthly for the employee cost of such coverage; (iii) to the extent that Mikelsons may be covered, such inclusion on the ATA Group’s health insurance plans shall not extend after the third anniversary of the Severance Date; and (iv) to the extent Mrs. Mikelsons may be covered, such inclusion in the ATA Group’s health insurance plans shall not extend beyond Mrs. Mikelsons’ 65th birthday. If and to the extent that it is or becomes impermissible to include Mikelsons or Mrs. Mikelsons among individuals covered by the ATA Group’s health insurance plan, the ATA Group shall not be deemed in default of this undertaking and shall not have any obligation to pay all or any the costs of Mikelsons’ or Mrs. Mikelsons’ alternative coverages.

g.    After the Severance Date, all as more fully set forth in a separate lease agreement, Mikelsons shall be permitted continued use through December 31, 2007 of the 2005 Jeep Grand Cherokee owned by ATA Airlines, and shall have no obligation to reimburse ATA Airlines for such use. Mikelsons shall be solely responsible for all costs of insurance, licensing, taxes, gas, maintenance, repairs and any other miscellaneous expenses typically associated with the ownership or operation of a vehicle.

7.           Confidential and Proprietary Information. Mikelsons recognizes Mikelsons’s continuing responsibilities to each member of the ATA Group with respect to confidential and proprietary information and material. Mikelsons therefore covenants and agrees that:

a.      prior to the Severance Date, Mikelsons has not disclosed, outside the ordinary course of business to others not employed by, or a director or agent of, a member of the ATA Group, any proprietary, confidential or competitively-sensitive information and materials which are the property of or relate to the ATA Group or the business of any member of the ATA Group, including, without limitation, (i) all information and materials, whether or not reduced to writing or other tangible medium of expression, created by, provided to or otherwise disclosed to Mikelsons in connection with Mikelsons’ employment with any member of the ATA Group or continued interim service as the non-executive Chairman of the Board of ATA Holdings Corp. (excepting only information and materials already known by the general public); (ii) trade secrets, (iii) the names and addresses of any member of the ATA Group’s past, present or prospective customers or business contacts, and all information relating to such customers or business contacts, regardless of whether such information was supplied or produced by any member of the ATA Group or such customers or business contacts; (iv) the terms of employment between any member of the ATA Group and its employees; (v) proprietary information regarding or with respect to any member of the ATA Group’s services, products, prices, pricing methods, fees, costs, processes, training materials, financing sources, marketing plans or techniques, business plans, operational strategies and tactical plans; and (vi) the financial condition and operating results of any member of the ATA Group (all such trade secrets and confidential and/or proprietary information of ATA Holdings or any other member of the ATA Group shall be hereinafter referred to collectively as the “Confidential Information”);

b.     subsequent to the Severance Date, Mikelsons will not, without prior written consent from ATA Holdings, use or disclose to anyone any of the Confidential Information;

c.      Mikelsons has returned, or will return, prior to September 30, 2005, to ATA Holdings all originals and all copies (including all computer or other electronically-stored data) of all materials of any kind whatsoever constituting or containing any of the Confidential Information which are or were in Mikelsons’ possession or custody or under Mikelsons’ control during Mikelsons’ employment and up to and including the Severance Date; that Mikelsons has not given any such materials, either directly or indirectly, to others not in the employ or a director or agent of a member of the ATA Group without prior written consent of a member of the ATA Group; and that in the future Mikelsons will not obtain or give any such materials, either directly or indirectly, to others not in the employ or a director or agent of a member of the ATA Group without ATA Holdings prior written consent; and

d.     in conjunction with maintaining strict confidentiality as set forth herein, in the event that Mikelsons is requested by oral or written order, inquiry or request for information or documents in legal proceedings, government investigations, interrogatories, subpoenas or any other similar process to disclose any Confidential Information, he agrees that he will provide notice of any such order, inquiry or request to ATA Holdings so that it may seek an appropriate protective order, or by mutual written agreement waive compliance with the provisions of this Agreement. Finally, Mikelsons shall not make or publish disparaging statements concerning ATA Holdings or any other member of the ATA Group, their respective products or services, or current or former officers, directors, attorneys, agents or employees.

8.           Company Property. Mikelsons represents and covenants that Mikelsons has returned, or will return prior to September 30, 2005, all other property of any member of the ATA Group, including but not limited to keys, credit cards, files, personal computers, documents and any other such property of any member of the ATA Group in Mikelsons’s possession or custody at Mikelsons’s office, personal residence, or elsewhere, with the exception of the vehicle contemplated by Section 6(g) hereof and such property or materials Mikelsons reasonably desires to retain in service as the non-executive Chairman of the Board of ATA Holdings up to and through the Chair Retirement Date, which property Mikelsons will return to ATA Holdings by not later than the Chair Retirement Date. No later than September 30, 2005, Mikelsons shall remove from the ATA Group’s offices or facilities Mikelsons’ personal assets, furniture and any other personal property located at such offices or facilities

9.           Cooperation. If it is necessary for any member of the ATA Group to call upon Mikelsons to provide evidence in any judicial, administrative or other proceedings occurring during the Severance Period, Mikelsons agrees to cooperate in making himself available for such proceedings, and the ATA Group agrees to reimburse Mikelsons’ reasonable out-of-pocket expenses for such matters. If it is necessary for any member of the ATA Group to call upon Mikelsons to provide evidence in any judicial, administrative or other proceedings occurring subsequent to the Severance Period, Mikelsons agrees to cooperate in making himself reasonably available for such proceedings, and the ATA Group agrees to pay Mikelsons reasonable compensation for his time (at a rate to be mutually agreed upon by the ATA Group and Mikelsons at such time) and to reimburse Mikelsons’ reasonable out-of-pocket expenses for such matters.

10.         Mutual Release.

a.     Mikelsons hereby covenants not to sue, releases and forever discharges ATA Holdings, ATA Airlines and each other member of the ATA Group, and the officers, directors, employees, agents, successors and assigns of each member of the ATA Group from any and all claims, liabilities, demands, actions and causes of action of every nature, kind and character, known and unknown, which have or may have arisen or accrued to Mikelsons by reason of Mikelsons’ employment by or service for ATA Holdings or any other member of the ATA Group, including, without limitation, any and all claims that the retirement and termination of Mikelsons’ employment and/or resignation of Mikelsons’ board directorships resulted from a violation or breach of any federal, state, or local statute, regulation, ordinance, or common law, or any contract, any charges or claims regarding possible discrimination (based on age, race, national origin, ethnic background, sex, disability, religion), wrongful termination, or express or implied contract, any and all claims for salary, vacation pay, fringe benefits, bonuses, severance pay, profit sharing benefits, costs and attorneys’ fees and any and all claims for other compensation, benefits, damages or fees, whether or not any of such claims have been or could have been asserted by Mikelsons at any time up to and including the Chair Retirement Date, excepting only: (1) any claims, liabilities, demands, actions and causes of action which may arise under this Agreement or the Non-Compete Agreement as the result of the failure of any member of the ATA Group to perform under, or any breach of, this Agreement or the Non-Compete Agreement; (2) any claims for indemnification which may arise under the Articles of Incorporation or by-laws of any member of the ATA Group; (3) any outstanding and properly documented expense reports that have not been reimbursed as of the Severance Date, or with respect to outstanding and properly documented expense reports in connection with Mikelsons’ continuing service as non-executive Chairman of the Board of ATA Holdings, reimbursed as of the Chair Retirement Date; (4) any benefits claims (not including any bonus or bonus claims) outstanding on the Severance Date that have not been reimbursed (consistent with the provisions of the applicable benefits plans); and (5) all other amounts to which Mikelsons is entitled under any retirement savings plan administered by any member of the ATA Group. Mikelsons agrees to indemnify and hold harmless each member of the ATA Group, and the officers, directors, employees, agents, successors and assigns of each member of the ATA Group, from and against any and all claims, demands, damages, liabilities, obligations, costs, expenses, attorneys fees’, actions, causes of action and/or claims for relief arising from any demand, claim or action released herein or in connection with any lawsuit, action or other proceeding initiated or prosecuted contrary to the provisions of this Agreement.

Further, with particularity with respect to any claim based on alleged age discrimination: (i) Mikelsons acknowledges that the ATA Group has advised him that his employment with the ATA Group was covered by the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et. seq.), as amended (commonly referred to as the “ADEA”); (ii) Mikelsons acknowledges that the ATA Group has advised him by this writing to consult with an attorney prior to signing this Agreement and that he has done so; (iii) Mikelsons acknowledges in exchange for this waiver he is receiving consideration beyond what he would otherwise be entitled to under any contract or employee benefit plan; (iv) Mikelsons acknowledges that the ATA Group has advised him that under the ADEA he has up to twenty-one (21) days to consider and accept this Agreement by signing and returning this Agreement to the ATA Group; and (v) Mikelsons acknowledges that the ATA Group has advised him that for a period of seven (7) days following Mikelsons’ signing of this Agreement, Mikelsons’ may revoke this Agreement by written notice to the ATA Group. This Agreement will not become binding and enforceable until the 7-day revocation period has expired.

b.     Each member of the ATA Group, respectively, hereby covenants not to sue, releases and forever discharges Mikelsons and his heirs, successors and assigns from any and all claims, liabilities, demands, actions and causes of action of every nature, kind and character, known and unknown, costs and attorneys’ fees, which have or may have arisen or accrued to any member of the ATA Group in connection with any act or omission relating to Mikelsons’ employment by or service for any member of the ATA Group, including, without limitation, his services as a fiduciary in connection with any employee benefit plan, and Mikelsons’ service as a member of the board of directors of any member of the ATA Group, whether or not any of such claims have been or could have been asserted by any or each member of the ATA Group at any time up to and including the Chair Retirement Date, excepting only (1) any claims, liabilities, demands, actions and causes of action which may arise as the result of the failure of Mikelsons to perform under, or any breach of, this Agreement or the Non-Compete Agreement and (2) the JGM Obligations. Each member of the ATA Group, respectively, agrees to indemnify and hold harmless Mikelsons and his heirs, successors and assigns, from and against any and all claims, demands, damages, liabilities, obligations, costs, expenses, attorneys fees’, actions, causes of action and/or claims for relief arising from any demand, claim or action released herein or in connection with any lawsuit, action or other proceeding initiated or prosecuted contrary to the provisions of this Agreement.

c.      Mikelsons hereby represents and covenants that he (i) has not, on or prior to the date of this Agreement, transferred or assigned any claim, demand, action or cause of action against any member of the ATA Group that he has released and discharged under Section 10(a) hereof and (ii) will not, subsequent to the date of this Agreement, transfer or assign any claim, demand, action or cause of action against any member of the ATA Group that he has released and discharged under Section 10(a) hereof. Each member of the ATA Group, respectively, hereby represents and covenants that none of them (i) has, on or prior to the date of this Agreement, transferred or assigned any claim, demand, action or cause of action against Mikelsons that it has released and discharged under Section 10(b) hereof and (ii) will, subsequent to the date of this Agreement, transfer or assign any claim, demand, action or cause of action against Mikelsons that it has released and discharged under Section 10(b) hereof.

11.         Continuing Indemnification.

a.      Each member of the ATA Group shall indemnify and reimburse Mikelsons against all Liability and Expense that may be incurred for all acts or omissions of Mikelsons in his capacity as an officer, director or employee of each member of the ATA Group up to and through the Chair Retirement Date for, in connection with, or resulting from any Claim to the fullest extent authorized or permitted by law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the ATA Group to provide broader indemnification rights than such law permitted the ATA Group to provide prior to such amendment), or otherwise consistent with the public policy of the State of Indiana. In furtherance of the foregoing, and not by way of limitation, Mikelsons shall be indemnified and reimbursed by each member of the ATA Group against all Liability and reasonable Expense that may be incurred by him in connection with or resulting from any Claim, (1) if Mikelsons is Wholly Successful with respect to the Claim, or (2) if not Wholly Successful, then if Mikelsons is determined to have acted in good faith, in what he reasonably believed to be the best interests of the ATA Group or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that Mikelsons did not meet the standards of conduct set forth in clause (2) of this subsection (a).

b.     The term “Claim” as used in this Section 11 shall include every pending, threatened, or completed claim, action, suit, or proceeding (including but not limited to arbitration, mediation or other form of alternative dispute resolution) and all appeals thereof (whether asserted or unasserted on the date of this Agreement, or brought by or in the right of any member of the ATA Group or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which Mikelsons may become involved, as a party or otherwise: (1) by reason of his having been an officer, director employee, trustee or agent of any member of the ATA Group prior to the Chair Retirement Date, or (2) by reason of any action taken or not taken by him in his capacity as an officer, director, employee, fiduciary or agent of or for any member of the ATA Group prior to the Chair Retirement Date or arising out of his status as such.

c.      The terms “Liability” and “Expense” as used in this Section 11 shall include, but shall not be limited to, counsel fees, expert and investigation costs and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of Mikelsons.

d.     The term “Wholly Successful” as used in this Section 11 shall mean (1) termination of any Claim, whether on the merits or otherwise, against Mikelsons in question without any finding of liability or guilt against him, (2) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (3) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.

e.      The rights of indemnification and reimbursement provided under this Section 11 are not exclusive and shall be in addition to any rights to which Mikelsons may otherwise be entitled by contract, vote of directors not a party to the Claim, vote of shareholders, the Articles of Incorporation or by-laws of any member of the ATA Group or as a matter of law. In the event of any conflict in any indemnification or reimbursement provided to Mikelsons by contract, director or shareholder vote, the Articles of Incorporation or by-laws of any member of the ATA Group, as a matter of law or this Agreement, Mikelsons shall be entitled to the broadest indemnification and reimbursement provided by any of the foregoing.

f.      All obligations of each member of the ATA Group under this Section 11 shall survive the Severance Date and the termination of Mickelsons’ service in any capacity covered by this Section 11.

12.         Affirmation of Indebtedness. Mikelsons acknowledges and affirms that (i) he is indebted to one or more members of the ATA Group as affirmed in that certain letter agreement, dated as of October 26, 2004 (the “JGM Debt Agreement”), in the initial principal amount of Six Hundred Fifty-three Thousand Two Hundred Twenty-five Dollars and Nine Cents($653,225.09) (the “JGM Obligations”), and (ii) nothing herein shall alter the repayment terms or obligations of Mikelsons with respect to the JGM Obligations, except as contemplated by the payment of the Non-Compete Payments as credits to be applied to the JGM Obligations. The ATA Group represents and agrees that all payments under the JGM Debt Agreement have been made as agreed prior to the date of this Agreement and that, as of July 31, 2005, the outstanding principal balance of the JGM Obligations is $612,285.

13.         Directors and Officers Liability Insurance. Each member of the ATA Group and its successors and assigns shall continue to extend to and cover Mikelsons under and within its directors and officers liability insurance policies, respectively, for so long and on the same terms as such policies are maintained for current directors and officers, for all acts and omissions up to and through the Chair Retirement Date of Mikelsons in his capacity as a director or officer of such member of the ATA Group, consistent with and to the fullest extent authorized or permitted by its Articles of Incorporation and by-laws.

14.         Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal, unenforceable or invalid part, term or provision shall be deemed not to be a part of this Agreement. Should any particular confidentiality covenant, provision or clause of this Agreement be held unreasonable or contrary to public policy for any reason, including, without limitation, the time period, geographic area and/or scope of activity covered by any confidentiality covenant, provision or clause, Mikelsons and each member of the ATA Group acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and/or enforceable under applicable law.

15.         Mikelsons Acknowledgment. Mikelsons represents and acknowledges that in executing this Agreement, Mikelsons does not rely and has not relied upon any representation or statement with regard to the subject matter, basis or effect of this Agreement, other than those specifically stated in this Agreement.

16.         Entire Agreement. Except for the Non-Compete and Confidentiality Agreement provided for in Section 6.b. hereof and the lease provided for in Section 6.g. hereof, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. It may be modified only by the agreement of the parties hereto memorialized in writing and executed by each of them.

17.         Amendment; Waiver; Successors. This Agreement may not be modified, amended or waived in any manner except by a written document executed by the ATA Group and Mikelsons, with the approval of the Bankruptcy Court to the extent required. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by such party of a provision of this Agreement. This Agreement and the covenants herein shall extend to and inure to the benefit of and shall be binding upon the legal representatives, heirs, successors and assigns of Mikelsons and the legal representatives, successors and assigns of the ATA Group. Further, the parties agree that this Agreement shall be incorporated into, and assumed as part of, any plan of reorganization confirmed in any of the pending chapter 11 cases of the members of the ATA Group.

18.         Governing Law and Forum. Mikelsons acknowledges and agrees that the State of Indiana has a substantial connection with this Agreement. This Agreement shall therefore be governed by and construed according to the internal laws of the State of Indiana, without regard to conflict of law principles. The parties further agree that any disputes arising under this Agreement and/or any action brought to enforce this Agreement may be brought in a state court of competent jurisdiction in Marion County, Indiana, or in the federal court for the Southern District of Indiana, and the parties consent to personal jurisdiction of such courts and waive any defense of forum non-conveniens.

IN WITNESS WHEREOF, Mikelsons and each member of the ATA Group have executed this Agreement on the date(s) indicated below.

ATA Holdings Corp
By:	/s/ Brian T. Hunt	,	General Counsel	(Title)
Dated: August 31, 2005

ATA Airlines, Inc.
By:	/s/ Brian T. Hunt	,	General Counsel	(Title)
Dated: August 31, 2005

Ambassadair Travel Club, Inc.
By:	/s/ Brian T. Hunt	,	General Counsel	(Title)
Dated: August 31, 2005

ATA Leisure Corp.
By:	/s/ Brian T. Hunt	,	General Counsel	(Title)
Dated: August 31, 2005

Amber Travel, Inc.
By:	/s/ Brian T. Hunt	,	General Counsel	(Title)
Dated: August 31, 2005

American Trans Air Execujet, Inc.
By:	/s/ Brian T. Hunt	,	General Counsel	(Title)
Dated: August 31, 2005

ATA Cargo, Inc.
By:	/s/ Brian T. Hunt	,	General Counsel	(Title)
Dated: August 31, 2005

C8 Airline, Inc.
By:	/s/ Brian T. Hunt	,	General Counsel	(Title)
Dated: August 31, 2005

By:	/s/ J. George Mikelsons
J. George Mikelsons
Date: August 31, 2005